--------------------------------------------------------------------------------

                               CREDIT AGREEMENT



                                    BETWEEN



                                DRIL-QUIP, INC.



                                      AND



                              GUARANTY BANK, FSB



                                 May 18, 2001


                             --------------------

                 REVOLVING LINE OF CREDIT OF UP TO $50,000,000

                             --------------------




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

                                 TABLE OF CONTENTS


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                                                                                         Page
ARTICLE I    DEFINITIONS AND INTERPRETATION
             1.1   Terms Defined Above.......................................              1
             1.2   Additional Defined Terms..................................              1
             1.3   Undefined Financial Accounting Terms......................             12
             1.4   References................................................             12
             1.5   Articles and Sections.....................................             12
             1.6   Number and Gender.........................................             12
             1.7   Incorporation of Exhibits.................................             12

ARTICLE II   TERMS OF FACILITY
             2.1   Revolving Line of Credit..................................             12
             2.2   Use of Loan Proceeds......................................             13
             2.3   Interest                                                               13
             2.4   Repayment of Loans and Interest...........................             13
             2.5   Outstanding Amounts.......................................             14
             2.6   Time, Place, and Method of Payments.......................             14
             2.7   Voluntary Prepayments and Conversions of Loans............             14
             2.8   Commitment Fee............................................             14
             2.9   Facility Fee..............................................             15
             2.10  General Provisions Relating to Interest...................             15
             2.11  Yield Protection..........................................             16
             2.12  Limitation on Types of Loans..............................             17
             2.13  Illegality                                                             18
             2.14  Regulatory Change.........................................             18
             2.15  Limitations on Interest Periods...........................             18

ARTICLE III  CONDITIONS
             3.1   Receipt of Loan Documents and Other Items.................             19
             3.2   Each Loan.................................................             20

ARTICLE IV   REPRESENTATIONS AND WARRANTIES
             4.1   Due Authorization.........................................             21
             4.2   Corporate Existence.......................................             21
             4.3   Valid and Binding Obligations.............................             21
             4.4   Title to Assets...........................................             21
             4.5   Scope and Accuracy of Financial Statements................             21
             4.6   No Material Misstatements.................................             22
             4.7   Liabilities, Litigation, and Restrictions.................             22
             4.8   Authorizations; Consents..................................             22
             4.9   Compliance with Laws......................................             22
             4.10  ERISA.....................................................             22



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                                      -i-
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
            4.11   Environmental Laws........................................             23
            4.12   Compliance with Federal Reserve Regulations...............             23
            4.13   Investment Company Act Compliance.........................             23
            4.14   Public Utility Holding Company Act Compliance.............             23
            4.15   Proper Filing of Tax Returns; Payment of Taxes Due........             23
            4.16   Casualties or Taking of Property..........................             24
            4.17   Locations of Borrower.....................................             24
            4.18   Subsidiaries..............................................             24

ARTICLE V AFFIRMATIVE COVENANTS
             5.1   Maintenance and Access to Records.........................             24
             5.2   Quarterly Financial Statements; Compliance Certificates...             24
             5.3   Annual Financial Statements...............................             24
             5.4   Notices of Certain Events.................................             24
             5.5   Additional Information....................................             26
             5.6   Compliance with Laws......................................             26
             5.7   Payment of Assessments and Charges........................             26
             5.8   Maintenance of Corporate Existence and Good Standing......             26
             5.9   Payment of Notes; Performance of Obligations..............             26
             5.10  Further Assurances........................................             26
             5.11  Initial Fees and Expenses of Counsel to Lender............             26
             5.12  Subsequent Fees and Expenses of Lender....................             27
             5.13  Maintenance of Insurance..................................             27
             5.14  INDEMNIFICATION...........................................             27

ARTICLE VI NEGATIVE COVENANTS
             6.1   Indebtedness..............................................             28
             6.2   Liens                                                                  28
             6.3   Changes in Corporate Structure............................             28
             6.4   Dividends and Distributions...............................             28
             6.5   ERISA Compliance..........................................             28
             6.6   Transactions with Subsidiaries............................             28
             6.7   Tangible Net Worth........................................             28
             6.8   Funded Debt to EBITDA.....................................             29
             6.9   EBIT to Interest Expense..................................             29

ARTICLE VII EVENTS OF DEFAULT
             7.1   Enumeration of Events of Default..........................             29
             7.2   Remedies                                                               31

ARTICLE VIII MISCELLANEOUS
             8.1   Transfers; Participations.................................             32
             8.2   Survival of Representations, Warranties, and Covenants....             32
             8.3   Notices and Other Communications..........................             32
             8.4   Parties in Interest.......................................             33
             8.5   Rights of Third Parties...................................             33

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

             8.6   Renewals; Extensions......................................             33
             8.7   No Waiver; Rights Cumulative..............................             33
             8.8   Survival Upon Unenforceability............................             33
             8.9   Amendments; Waivers.......................................             34
             8.10  Controlling Agreement.....................................             34
             8.11  GOVERNING LAW.............................................             34
             8.12  JURISDICTION AND VENUE....................................             34
             8.13  ENTIRE AGREEMENT..........................................             34
             8.14  Counterparts..............................................             34
             8.15  Confidentiality...........................................             34

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                                     -iii-

LIST OF EXHIBITS

Exhibit I     -    Form of Note
Exhibit II    -    Form of Borrowing Request
Exhibit III   -    Form of Compliance Certificate
Exhibit IV    -    Disclosures

                               CREDIT AGREEMENT


          THIS CREDIT AGREEMENT is made and entered into this 18th day of May, 2001, by and between DRIL-QUIP, INC., a Delaware corporation (the "Borrower"), and GUARANTY BANK, FSB, a federal savings bank (the "Lender").


                             W I T N E S S E T H:

          In consideration of the mutual covenants and agreements herein contained, the Borrower and the Lender hereby agree as follows:


                                   ARTICLE I

                        DEFINITIONS AND INTERPRETATION

          I.1 Terms Defined Above . As used in this Credit Agreement, the terms "Borrower" and "Lender" shall have the meaning assigned to them hereinabove.

          I.2 Additional Defined Terms . As used in this Credit Agreement, each of the following terms shall have the meaning assigned thereto in this
Section:

          "Additional Costs" shall mean costs which the Lender determines are attributable to its obligation to make or its making or maintaining any LIBO Rate Loan, or any reduction in any amount receivable by the Lender in respect of any such obligation or any LIBO Rate Loan, resulting from any Regulatory Change which (a) changes the basis of taxation of any amounts payable to the Lender under this Agreement or the Note in respect of any LIBO Rate Loan (other than taxes imposed on the overall net income of the Lender), (b) imposes or modifies any reserve, special deposit, minimum capital, capital rates, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Lender (including LIBO Rate Loans and Dollar deposits in the London interbank market in connection with LIBO Rate Loans), or any commitments of the Lender hereunder, (c) increases the Assessment Rate, or (d) imposes any other condition affecting this Agreement or any of such extensions of credit, liabilities, or commitments.

          "Adjusted LIBO Rate" shall mean, for any LIBO Rate Loan, an interest rate per annum determined by the Lender to be equal to the sum of the LIBO Rate for such Loan plus the Applicable Margin, but in no event exceeding the Highest Lawful Rate.

          "Affiliate" shall mean any Person directly or indirectly controlling, or under common control with, the Borrower and includes any Subsidiary of the Borrower and any "affiliate" of the Borrower within the meaning of Reg. (S)240.12b-2 of the Securities Exchange Act of 1934, as amended, with "control," as used in this definition, meaning possession, directly or indirectly, of the power to direct or cause the direction of management, policies or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.

          "Agreement" shall mean this Credit Agreement, as it may be amended, supplemented, or restated from time to time.

          "Applicable Lending Office" shall mean, for each type of Loan, the lending office of the Lender (or an affiliate of the Lender) designated for such type of Loan on the signature pages hereof or such other office of the Lender (or an affiliate of the Lender) as the Lender may from time to time specify to the Borrower as the office by which Loans of such type are to be made and maintained.

          "Applicable Margin" shall mean as to each LIBO Rate Loan, one and three-fourths percent (1-3/4%).

          "Assessment Rate" shall mean, for any Interest Period, the average rate charged by the Federal Deposit Insurance Corporation (or any successor thereto) to the Lender for deposit insurance for Dollar time deposits with the Lender at the Principal Office during such Interest Period, as determined by the Lender.

          "Available Commitment" shall mean, at any time, an amount equal to the remainder, if any, of (a) $50,000,000 minus (b) the Loan Balance at such time.

          "Base Rate" shall mean, at any time, at the option of the Borrower, the rate of interest per annum reported in the "Money Rates" column in The Wall Street Journal as the prime rate then in effect or Lender's base rate then in effect. In the event The Wall Street Journal ceases publication or ceases to publish the prime rate, the Lender shall select a comparable publication and provide notice thereof to the Borrower.

          "Borrowing Request" shall mean each written request, in substantially the form attached hereto as Exhibit II, by the Borrower to the Lender for a borrowing, conversion, or prepayment pursuant to Sections 2.1 or 2.7, each of which shall:

               (a) be signed by a Responsible Officer of the Borrower;

               (b) when requesting a borrowing, be accompanied by a Compliance Certificate;

               (c) specify the amount and type of Loan requested, and, as applicable, the Loan to be converted or prepaid and the date of the borrowing, conversion, or prepayment (which shall be a Business Day);

               (d) when requesting a Floating Rate Loan, be delivered to the Lender no later than 10:00 a.m., Central Standard or Daylight Savings Time, as the case may be, on the Business Day of the requested borrowing, conversion, or prepayment;

               (e) when requesting a LIBO Rate Loan, be delivered to the Lender no later than 10:00 a.m., Central Standard or Daylight Savings Time, as the case may be, two Business Days preceding the requested borrowing, conversion, or prepayment and designate the Interest Period requested with respect to such Loan.

          "Business Day" shall mean (a) for all purposes other than as covered by clause (b) of this definition, a day other than a Saturday, Sunday, legal holiday for commercial banks under the laws of the State of Texas, or any other day when banking is suspended in the State of Texas, and (b) with respect to all requests, notices, and determinations in connection with, and payments of principal and interest on, LIBO Rate Loans, a day which is a Business Day described in clause (a) of this definition and which is a day for trading by and between banks for Dollar deposits in the London interbank market.

          "Capitalization" shall mean Tangible Net Worth plus Funded Debt.

          "Closing Date" shall mean the effective date of this Agreement.

          "Code" shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

          "Commitment" shall mean the obligation of the Lender, subject to applicable provisions of this Agreement, to make Loans to or for the benefit of the Borrower pursuant to Section 2.1.

          "Commitment Fee" shall mean each fee payable to the Lender by the Borrower pursuant to Section 2.8.

          "Commitment Period" shall mean the period from and including the Closing Date to but not including the Commitment Termination Date.

          "Commitment Termination Date" shall mean the date which is three years following the Closing Date.

          "Commonly Controlled Entity" shall mean any Person which is under common control with the Borrower within the meaning of Section 4001 of ERISA.

          "Compliance Certificate" shall mean each certificate, substantially in the form attached hereto as Exhibit III, executed by a Responsible Officer of the Borrower and furnished to the Lender from time to time in accordance with Sections 5.2 and 5.3.

          "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, or other obligations of any other Person (for purposes of this definition, a "primary obligation") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, regardless of whether such obligation is contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation, or (ii) to maintain working or equity capital of any other Person in respect of any primary obligation, or otherwise to maintain the net worth or solvency of any other Person, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the Person primarily liable for such primary obligation to make payment thereof, or
     (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, with the amount of any Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

          "Current Assets" shall mean all assets which would, in accordance with GAAP, be included as current assets on a balance sheet of the Borrower as of the date of calculation.

          "Current Liabilities" shall mean all liabilities which would, in accordance with GAAP, be included as current liabilities on a balance sheet of the Borrower as of the date of calculation, but excluding current maturities in respect of the Obligations, both principal and interest.

          "Default" shall mean any event or occurrence which with the lapse of time or the giving of notice or both would become an Event of Default.

          "Default Rate" shall mean a per annum interest rate equal to the Base Rate plus five percent (5%), but in no event exceeding the Highest Lawful Rate.

          "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

          "EBIT" shall mean, for any period, Net Income for such period, plus Interest Expense and federal and state income taxes.

          "EBITDA" shall mean, for any period, EBIT, plus depreciation, amortization, and other non-cash expenses for such period deducted in the determination of Net Income for such period.

          "Environmental Complaint" shall mean any written or oral complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any Governmental Authority with respect to (a) air emissions, (b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of the Borrower, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health, or safety matters affecting any Property of the Borrower or the business conducted thereon.

          "Environmental Laws" shall mean (a) the following federal laws as they may be cited, referenced, and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of the Borrower is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including, without limitation, those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or release of Hazardous Substances.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder and interpretations thereof.

          "Event of Default" shall mean any of the events specified in Section 7.1.

          "Facility Fee" shall mean the fee payable to the Lender by the Borrower pursuant to Section 2.9.

          "Final Maturity" shall mean the date which is three years following the Closing Date.

          "Financial Statements" shall mean statements of the financial condition of the Borrower as at the point in time and for the period indicated and consisting of those financial statements required to be filed periodically with the SEC under the 1934 Securities Exchange Act.

          "Floating Rate" shall mean an interest rate per annum equal to the Base Rate from time to time in effect, but in no event exceeding the Highest Lawful Rate.

          "Floating Rate Loan" shall mean any Loan and any portion of the Loan Balance which the Borrower has requested, in the initial Borrowing Request for such Loan or a subsequent Borrowing Request for such portion of the Loan Balance, bearing interest at the Floating Rate, or which pursuant to the terms hereof is otherwise required to bear interest at the Floating Rate.

          "Funded Debt" shall mean the total outstanding Indebtedness of the Borrower for borrowed money.

          "GAAP" shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time.

          "Governmental Authority" shall mean any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

          "Hazardous Substances" shall mean flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, or any substances defined as "hazardous substances," "hazardous materials," "hazardous wastes," or "toxic substances" under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other law or regulation now or hereafter enacted or promulgated by any Governmental Authority.

          "Highest Lawful Rate" shall mean the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received under applicable laws of the State of Texas or the United States of America, whichever authorizes the greater rate, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.

          "Indebtedness" shall mean, as to any Person, without duplication, (a) all liabilities (excluding reserves for deferred income taxes, deferred compensation liabilities, and other deferred liabilities and credits) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet, (b) all obligations of such Person evidenced by bonds, debentures, promissory notes, or similar evidences of indebtedness, (c) all other indebtedness of such Person for borrowed money, and (d) all obligations of others, to the extent any such obligation is secured by a Lien on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such Lien).

          "Insolvency Proceeding" shall mean application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of any Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor's relief, or other similar law of the United States, the State of Texas, or any other jurisdiction.

          "Insolvent" or "Insolvency" shall mean, with respect to any Multiemployer Plan, that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

          "Interest Expense" shall mean for any period, the total interest expense of the Borrower for such period determined in accordance with GAAP.

          "Interest Period" shall mean, subject to the limitations set forth in
     Section 2.15, with respect to any LIBO Rate Loan, a period commencing on the date such Loan is made or converted from a Loan of another type pursuant to this Agreement or the last day of the next preceding Interest Period with respect to such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three, six, nine or twelve months thereafter, as the Borrower may request in the Borrowing Request for such Loan.

          "Investment" in any Person shall mean any stock, bond, note, or other evidence of Indebtedness, or any other security (other than current trade and customer accounts) of, investment or partnership interest in or loan to, such Person.

          "LIBO Rate" shall mean, with respect to any Interest Period for any LIBO Rate Loan, the lesser of (a) the rate per annum equal to the average of the offered quotations appearing on Telerate Page 3750 (or if such Telerate Page shall not be available, any successor or similar service selected by the Lender and the Borrower) as of approximately 10:00 a.m., Central Standard or Daylight Savings Time, as the case may be, on the day two Business Days prior to the first day of such Interest Period for Dollar deposits in an amount comparable to the principal amount of such LIBO Rate Loan and having a term comparable to the Interest Period for such LIBO Rate Loan, or (b) the Highest Lawful Rate. If neither such Telerate Page 3750 nor any successor or similar service is available, the term "LIBO Rate" shall mean, with respect to any Interest Period for any LIBO Rate Loan, the lesser of (a) the rate per annum quoted by the Lender at approximately 10:00 a.m., London time (or as soon thereafter as practicable) two Business Days prior to the first day of the Interest Period for such LIBO Rate Loan for the offering by the Lender to leading banks in the London interbank market of Dollar deposits in an amount comparable to the principal amount of such LIBO Rate Loan and having a term comparable to the Interest Period for such LIBO Rate Loan, or (b) the Highest Lawful Rate.

          "LIBO Rate Loan" shall mean any Loan and any portion of the Loan Balance which the Borrower has requested, in the initial Borrowing Request for such Loan or a subsequent Borrowing Request for such portion of the Loan Balance, bearing interest at the Adjusted LIBO Rate and which is permitted by the terms hereof to bear interest at the Adjusted LIBO Rate.

          "Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of such Property, whether such interest is based on common law, statute, or contract, and including, but not limited to, the lien or security interest arising from a mortgage, ship mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment, or bailment for security purposes (other than true leases or true consignments), liens of mechanics, materialmen, and artisans, maritime liens and reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property which secure an obligation owed to, or a claim by, a Person other than the owner of such Property (for the purpose of this Agreement, the Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes), and the filing or recording of any financing statement or other security instrument in any public office.

          "Limitation Period" shall mean any period while any amount remains owing on the Note and interest on such amount, calculated at the applicable interest rate, plus any fees or other sums payable under any Loan Document and deemed to be interest under applicable law, would exceed the amount of interest which would accrue at the Highest Lawful Rate.

          "Loan" shall mean any loan made by the Lender to or for the benefit of the Borrower pursuant to this Agreement.

          "Loan Balance" shall mean, at any time, the outstanding principal balance of the Note at such time.

          "Loan Documents" shall mean this Agreement, the Note, and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with this Agreement, the Note, and all renewals and extensions of, amendments and supplements to, and restatements of, any or all of the foregoing from time to time in effect.

          "Material Adverse Effect" shall mean any material adverse effect on the business, operations, properties, or condition (financial or otherwise), of the Borrower.

          "Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Net Income" shall mean, for any period, the net income of the Borrower for such period, determined in accordance with GAAP.

          "Note" shall mean the promissory note of the Borrower, in the form attached hereto as Exhibit I, together with all renewals, extensions for any period, increases, and rearrangements thereof.

          "Obligations" shall mean, without duplication, (a) all Indebtedness evidenced by the Note, (b) the obligation of the Borrower for the payment of Commitment Fees, and Facility Fees, and (c) all other obligations and liabilities of the Borrower to the Lender, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

          "Permitted Indebtedness" shall mean (a) the loans of Dril-Quip (Europe), Ltd. from Bank of Scotland (or any renewal or replacement thereof from Bank of Scotland or another institutional lender) with a maximum principal amount that does not exceed $6,000,000, (b) any loan to Dril-Quip Asia Pacific P.T.E., Ltd. with a maximum principal amount that does not exceed $6,000,000 and with a maturity of no less than seven years, (c) guaranties by the Borrower of the Dril-Quip Asia Pacific P.T.E., Ltd. loan described in (b) above, and (d) Indebtedness of the Borrower and its Subsidiaries for general purposes, (other than the items of Indebtedness referenced in (a), (b) and (c) above), including guaranties, in an aggregate amount not to exceed $5,000,000. If any loan is denominated in a currency other than U.S. Dollars, then the determination of the maximum principal amount of such loan for purposes of this definition will be made on the date such loan is closed using the applicable currency exchange ratio on such date.

          "Permitted Liens" shall mean (a) Liens for taxes, assessments, or other governmental charges or levies not yet due or which (if foreclosure, distraint, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor, (b) Liens in connection with workers' compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA), old-age pension, or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (c) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (d) Liens securing any Permitted Indebtedness and (e) any security interest, pledge or lien created in favor of a surety company in connection with the issuance of a surety bond in an amount not to exceed $5,000,000 at any time in the ordinary course of Borrower's business.

          "Person" shall mean an individual, corporation, partnership, trust, unincorporated organization, government, any agency or political subdivision of any government, or any other form of entity.

          "Plan" shall mean, at any time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower, or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
     Section 3(5) of ERISA.

          "Principal Office" shall mean the principal office of the Lender in Houston, Texas, presently located at 333 Clay Street, Suite 4400, Houston, Texas 77002.

          "Prohibited Transaction" shall have the meaning assigned to such term in Section 4975 of the Code.

          "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

          "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

          "Regulatory Change" shall mean the passage, adoption, institution, or amendment of any federal, state, local, or foreign Requirement of Law (including, without limitation, Regulation D), or any interpretation, directive, or request (whether or not having the force of law) of any Governmental Authority or monetary authority charged with the enforcement, interpretation, or administration thereof, occurring after the Closing Date and applying to a class of banks including the Lender or its Applicable Lending Office.

          "Release of Hazardous Substances" shall mean any emission, spill, release, disposal, or discharge, except in accordance with a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of the Borrower.

          "Reorganization" shall mean, with respect to any Multiemployer Plan, that such Plan is in reorganization within the meaning of such term in
     Section 4241 of ERISA.

          "Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty-day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. (S)2615.

          "Requirement of Law" shall mean, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including, without limitation, rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

          "Responsible Officer" shall mean, as to any Person (other than Borrower), its President, Chief Executive Officer or any Vice President and, as to Borrower, any of its Co-Chairmen, any of its Co-Chief Executive Officers or its Chief Financial Officer.

          "Senior Management" shall mean the three Co-Chairmen: J. Mike Walker, Gary D. Smith and Larry E. Reimert.

          "Single Employer Plan" shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "Subsidiary" shall mean, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

          "Superfund Site" shall mean those sites listed on the Environmental Protection Agency National Priority List and eligible for remedial action or any comparable state registries or list in any state of the United States.

          "Tangible Net Worth" shall mean (a) total assets, as would be reflected on a balance sheet of the Borrower prepared in accordance with GAAP, minus (b) total liabilities, as would be reflected on a balance sheet of the Borrower prepared in accordance with GAAP.

          "Transferee" shall mean any Person to which the Lender has sold, assigned, transferred, or granted a participation in any of the Obligations and any Person acquiring, by purchase, assignment, transfer, or participation, from any such purchaser, assignee, transferee, or participant, any part of such Obligations.

          "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the State of Texas.

          I.3 Undefined Financial Accounting Terms. Undefined financial accounting terms used in this Agreement shall be defined according to GAAP at the time in effect.

          I.4 References. References in this Agreement to Exhibit, Article, or Section numbers shall be to Exhibits, Articles, or Sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to "hereby," "herein," "hereinafter," "hereinabove," "hereinbelow," "hereof," "hereunder" and words of similar import shall be to this Agreement in its entirety and not only to the particular Exhibit, Article, or Section in which such reference appears.

          I.5 Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

          I.6 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

          I.7 Incorporation of Exhibits. The Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.


                                  ARTICLE II

                               TERMS OF FACILITY

          II.1 Revolving Line of Credit. (a) Upon the terms and conditions (including, without limitation, the right of the Lender to decline to make any Loan so long as any Default or Event of Default exists) and relying on the representations and warranties contained in this Agreement, the Lender agrees, during the Commitment Period, to make Loans, in immediately available funds at the Applicable Lending Office or the Principal Office, to or for the benefit of the Borrower, from time to time on any Business Day designated by the Borrower following receipt by the Lender of a Borrowing Request; provided, however, no Loan shall exceed the then existing Available Commitment.

          (b) Subject to the terms of this Agreement, during the Commitment Period, the Borrower may borrow, repay, and reborrow and convert Loans of one type or with one Interest Period into Loans of another type or with a different Interest Period. Each borrowing, conversion, and prepayment of principal of Loans shall be in an amount at least equal to $100,000. Each borrowing, prepayment, or conversion of or into a Loan of a different type or, in the case of a LIBO Rate Loan, having a different Interest Period, shall be deemed a separate borrowing, conversion, and prepayment for purposes of the foregoing, one for each type of Loan or Interest Period. Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of LIBO Rate Loans having the same Interest Period shall be at least equal to $100,000; and if any LIBO Rate Loan would otherwise be in a lesser principal amount for any period, such Loan shall be a Floating Rate Loan during such period.

          (c) The Loans shall be made and maintained at the Applicable Lending Office or the Principal Office and shall be evidenced by the Note.

          II.2  Use of Loan Proceeds.   Proceeds of all Loans shall be used
solely to refinance existing bank debt, for capital expenditures, for general corporate purposes and for working capital needs.

          II.3 Interest. Subject to the terms of this Agreement (including, without limitation, Section 2.10), interest on the Loans shall accrue and be payable at a rate per annum equal to the Floating Rate for each Floating Rate Loan and the Adjusted LIBO Rate for each LIBO Rate Loan. Interest on all Floating Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) during the period for which payable. Interest on all LIBO Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) during the period for which payable. Notwithstanding the foregoing, interest on past-due principal and, to the extent permitted by applicable law, past-due interest, shall accrue at the Default Rate, computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) during the period for which payable, and shall be payable upon demand by the Lender at any time as to all or any portion of such interest. In the event that the Borrower fails to select the duration of any Interest Period for any LIBO Rate Loan within the time period and otherwise as provided herein, such Loan (if outstanding as a LIBO Rate Loan) will be automatically converted into a Floating Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Floating Rate Loan) will remain as, or (if not then outstanding) will be made as, a Floating Rate Loan. Interest provided for herein shall be calculated on unpaid sums actually advanced and outstanding pursuant to the terms of this Agreement and only for the period from the date or dates of such advances until repayment.

          II.4 Repayment of Loans and Interest. Accrued and unpaid interest on each outstanding Floating Rate Loan shall be due and payable quarterly commencing on the first day of

July, 2001, and continuing on the first day of each third calendar month thereafter while any Floating Rate Loan remains outstanding, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant Loan. Accrued and unpaid interest on each outstanding LIBO Rate Loan shall be due and payable on the last day of the Interest Period for such LIBO Rate Loan and, in the case of any Interest Period in excess of three months, on the day of the third calendar month following the commencement of such Interest Period corresponding to the day of the calendar month on which such Interest Period commenced, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant Loan. The Loan Balance, together with all accrued and unpaid interest thereon, shall be due and payable at Final Maturity. At the time of making each payment hereunder or under the Note, the Borrower shall specify to the Lender the Loans or other amounts payable by the Borrower hereunder to which such payment is to be applied. In the event the Borrower fails to so specify, or if an Event of Default has occurred or is continuing, the Lender may apply such payment as it may elect in its sole discretion.

          II.5 Outstanding Amounts. The outstanding principal balance of the Note reflected by the notations by the Lender on its records or ledger sheets affixed to the Note shall be deemed rebuttably presumptive evidence of the principal amount owing on the Note. The liability for payment of principal and interest evidenced by the Note shall be limited to principal amounts actually advanced and outstanding pursuant to this Agreement and interest on such amounts calculated in accordance with this Agreement.

          II.6 Time, Place, and Method of Payments. All payments required pursuant to this Agreement or the Note shall be made in lawful money of the United States of America and in immediately available funds, shall be deemed received by the Lender on the next Business Day following receipt if such receipt is after 2:00 p.m., Central Standard or Daylight Savings Time, as the case may be, on any Business Day, and shall be made at the Principal Office. Except as provided to the contrary herein, if the due date of any payment hereunder or under the Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

          II.7 Voluntary Prepayments and Conversions of Loans. Subject to applicable provisions of this Agreement, the Borrower shall have the right at any time or from time to time to prepay Loans and to convert Loans of one type or with one Interest Period into Loans of another type or with a different Interest Period; provided, however, that (a) the Borrower shall give the Lender notice of each such prepayment or conversion of all or any portion of a LIBO Rate Loan no less than two Business Days prior to prepayment or conversion, (b) any LIBO Rate Loan may be prepaid or converted only on the last day of an Interest Period for such Loan, (c) the Borrower shall pay all accrued and unpaid interest on the amounts prepaid or converted, and (d) no such prepayment or conversion shall serve to postpone the repayment when due of any Obligation.

          II.8 Commitment Fee. In addition to interest on the Note as provided herein and all other fees payable hereunder and to compensate the Lender for maintaining funds available, the Borrower shall pay to the Lender, in immediately available funds, on the first day of July, 2001, and on the first day of each third calendar month thereafter during the Commitment Period, a fee in the amount of 0.375% per annum, calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day), on the average daily amount of the Available Commitment during the preceding quarterly period.

          II.9 Facility Fee. In addition to interest on the Note as provided herein and all other fees payable hereunder and to compensate the Lender for the costs of the extension of credit hereunder, the Borrower shall pay to the Lender on the Closing Date, in immediately available funds, a facility fee in the amount of $25,000.

          II.10 General Provisions Relating to Interest. (a) It is the intention of the parties hereto to comply strictly with the usury laws of the State of Texas and the United States of America. In this connection, there shall never be collected, charged, or received on the sums advanced hereunder interest in excess of that which would accrue at the Highest Lawful Rate. For purposes of Chapter 10 of Subtitle 1 of Title 79, Texas Revised Civil Statutes, the Borrower agrees that the Highest Lawful Rate shall be the "weekly ceiling" as defined in such Section, provided that the Lender may also rely, to the extent permitted by applicable laws of the State of Texas or the United States of America, on alternative maximum rates of interest under other laws of the State of Texas or the United States of America applicable to the Lender, if greater.

          (b) Notwithstanding anything herein or in the Note to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Note shall be the Highest Lawful Rate, and the obligation, if any, of the Borrower for the payment of fees or other charges deemed to be interest under applicable law shall be suspended. During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws of the State of Texas or the United States of America, the interest rate to be charged hereunder shall remain at the Highest Lawful Rate until such time as there has been paid to the Lender (i) the amount of interest in excess of that accruing at the Highest Lawful Rate that the Lender would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate, and (ii) all interest and fees otherwise payable to the Lender but for the effect of such Limitation Period.

          (c) If, under any circumstances, the aggregate amounts paid on the Note or under this Agreement or any other Loan Document include amounts which by law are deemed interest and which would exceed the amount permitted if the Highest Lawful Rate were in effect, the Borrower stipulates that such payment and collection will have been and will be deemed to have been, to the extent permitted by applicable laws of the State of Texas or the United States of America, the result of mathematical error on the part of the Borrower and the Lender; and the Lender shall promptly refund the amount of such excess (to the extent only of such interest payments in excess of that which would have accrued and been payable on the basis of the Highest Lawful Rate) upon discovery of such error by the Lender or notice thereof from the Borrower. In the event that the maturity of any Obligation is accelerated, by reason of an election by the Lender or otherwise, or in the event of any required or permitted prepayment, then the consideration constituting interest under applicable laws may never exceed the Highest Lawful Rate; and excess amounts paid which by law are deemed interest, if any, shall be credited by the Lender on the principal amount of the Obligations, or if the principal amount of the Obligations shall have been paid in full, refunded to the Borrower.

          (d) All sums paid, or agreed to be paid, to the Lender for the use, forbearance and detention of the proceeds of any advance hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term hereof until paid in full so that the actual rate of interest is uniform but does not exceed the Highest Lawful Rate throughout the full term hereof.

          II.11 Yield Protection. (a) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to the Lender from time to time such amounts as the Lender may reasonably determine are necessary to compensate it for any Additional Costs incurred by the Lender.

          (b) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to the Lender from time to time on request such amounts as the Lender may determine are necessary to compensate the Lender for any costs attributable to the maintenance by the Lender (or any Applicable Lending Office), pursuant to any Regulatory Change, of capital in respect of the Commitment, such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of the Lender (or any Applicable Lending Office) to a level below that which the Lender (or any Applicable Lending Office) could have achieved but for such Regulatory Change.

          (c) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to the Lender such amounts as shall be sufficient in the reasonable opinion of the Lender to compensate it for any loss, cost, or expense incurred by and as a result of:

                 (i) any payment, prepayment, or conversion by the Borrower of a LIBO Rate Loan on a date other than the last day of an Interest Period for such Loan; or

                 (ii) any failure by the Borrower to borrow a LIBO Rate Loan from the Lender on the date for such borrowing specified in the relevant Borrowing Request;

such compensation to include, without limitation, with respect to any LIBO Rate Loan, an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the principal amount so paid, prepaid, converted, or not borrowed for the period from the date of such payment, prepayment, conversion, or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure to borrow) at the applicable rate of interest for such Loan provided for herein over (B) the interest component (as reasonably determined by the Lender) of the amount (as reasonably determined by the Lender) the Lender would have bid in the London interbank market for Dollar deposits of amounts comparable to such principal amount and maturities comparable to such period.

          (d) Determinations by the Lender for purposes of this Section of the effect of any Regulatory Change on capital maintained, its costs or rate of return, maintaining Loans, its obligation to make Loans, or on amounts receivable by it in respect of Loans or such obligations, and the additional amounts required to compensate the Lender under this Section shall be conclusive, absent manifest error, provided that such determinations are made on a reasonable basis. The Lender shall furnish the Borrower with a certificate setting forth in reasonable detail the basis and amount of increased costs incurred or reduced amounts receivable as a result of any such event, and the statements set forth therein shall be conclusive, absent manifest error. The Lender shall (i) notify the Borrower, as promptly as practicable after the Lender obtains knowledge of any Additional Costs or other sums payable pursuant to this Section and determines to request compensation therefor, of any event occurring after the Closing Date which will entitle the Lender to compensation pursuant to this Section; provided that the Borrower shall not be obligated for the payment of any Additional Costs or other sums payable pursuant to this Section to the extent such Additional Costs or other sums accrued prior to the expiration of the Interest Period then in effect for each LIBO Rate Loan; and (ii) designate a different Applicable Lending Office for the Loans of the Lender affected by such event if such designation will avoid the need for or reduce the amount of such compensation and will not, in the sole opinion of the Lender, be disadvantageous to the Lender. If the Lender requests compensation from the Borrower under this Section, the Borrower may, by notice to the Lender, require that the Loans by the Lender of the type with respect to which such compensation is requested be converted into Floating Rate Loans in accordance with Section 2.7. Any compensation requested by the Lender pursuant to this Section shall be due and payable to the Lender within five days of delivery of any such notice by the Lender to the Borrower.

          (e) The Lender agrees that it shall not request, and the Borrower shall not be obligated to pay, any Additional Costs or other sums payable pursuant to this Section unless similar additional costs and other sums payable are also generally assessed by the Lender against other customers of the Lender similarly situated where such customers are subject to documents providing for such assessment.

          II.12 Limitation on Types of Loans. Anything herein to the contrary notwithstanding, no more than eight separate Loans shall be outstanding at any one time, with, for purposes of this Section, all Floating Rate Loans constituting one Loan and all LIBO Rate Loans for the same Interest Period constituting one Loan. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any interest rate for any LIBO Rate Loan for any Interest Period therefor:

          (a) the Lender determines (which determination shall be conclusive) that quotations of interest rates for the deposits referred to in the definition of "LIBO Rate" in Section 1.2 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Loan as provided in this Agreement; or

          (b) the Lender determines (which determination shall be conclusive) that the rates of interest referred to in the definition of "LIBO Rate" in
     Section 1.2 upon the basis of which the rate of interest for such Loan for such Interest Period is to be determined do not accurately reflect the cost to the Lender of making or maintaining such Loan for such Interest Period, then the Lender shall give the Borrower prompt notice thereof; and so long as such condition remains in effect, the Lender shall be under no obligation to make LIBO Rate Loans or to convert Loans of any other type into LIBO Rate Loans, and the Borrower shall, on the last day of the then current Interest Period for each outstanding LIBO Rate Loan, either prepay such LIBO Rate Loan or convert such Loan into another type of Loan in accordance with Section 2.7. Before giving such notice pursuant to this Section, the Lender will designate a different available Applicable Lending Office for LIBO Rate Loans or take such other action as the Borrower may request if such designation or action will avoid the need to suspend the obligation of the Lender to make LIBO Rate Loans hereunder and will not, in the opinion of the Lender, be disadvantageous to the Lender. Notwithstanding the foregoing provisions, Lender agrees that it shall not exercise its right pursuant to the foregoing provisions to suspend its obligations to make LIBO Rate Loans hereunder unless Lender has suspended its obligations to make the same type of loans with all other customers who are subject to documents providing for a similar right in favor of Lender.

          II.13 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for the Lender or its Applicable Lending Office to (a) honor its obligation to make any type of LIBO Rate Loans hereunder, or (b) maintain any type of LIBO Rate Loans hereunder, then the Lender shall promptly notify the Borrower thereof; and the obligation of the Lender hereunder to make such type of LIBO Rate Loans and to convert other types of Loans into LIBO Rate Loans of such type shall be suspended until such time as the Lender may again make and maintain LIBO Rate Loans of such type, and the outstanding LIBO Rate Loans of such type shall be converted into Floating Rate Loans in accordance with Section 2.7. Before giving such notice pursuant to this Section, the Lender will designate a different available Applicable Lending Office for LIBO Rate Loans or take such other action as the Borrower may request if such designation or action will avoid the need to suspend the obligation of the Lender to make LIBO Rate Loans and will not, in the opinion of the Lender, be disadvantageous to the Lender.

          II.14 Regulatory Change. In the event that by reason of any Regulatory Change, the Lender (a) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Lender which includes deposits by reference to which the interest rate on any LIBO Rate Loan is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender which includes any LIBO Rate Loan, or (b) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, at the election of the Lender with notice to the Borrower, the obligation of the Lender to make such LIBO Rate Loans and to convert Floating Rate Loans into such LIBO Rate Loans shall be suspended until such time as such Regulatory Change ceases to be in effect, and all such outstanding LIBO Rate Loans shall be converted into Floating Rate Loans in accordance with Section 2.7. Notwithstanding the foregoing provisions, Lender agrees that it shall not exercise its right pursuant to the foregoing provisions to suspend its obligations to make LIBO Rate Loans hereunder unless Lender has suspended its obligations to make the same type of loans with all other customers who are subject to documents providing for a similar right in favor of Lender.

          II.15 Limitations on Interest Periods. Each Interest Period selected by the Borrower (a) which commences on the last Business Day of a calendar month (or, with respect to any LIBO Rate Loan, any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month, (b) which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day), (c) which would otherwise commence before and end after Final Maturity shall end on Final Maturity, and (d) shall have a duration of not less than one month, as to any LIBO Rate Loan, and, if any Interest Period would otherwise be a shorter period, the relevant Loan shall be a Floating Rate Loan during such period.


                                  ARTICLE III

                                  CONDITIONS

          The obligations of the Lender to enter into this Agreement and to make Loans are subject to the satisfaction of the following conditions precedent:

          III.1 Receipt of Loan Documents and Other Items. The Lender shall have no obligation under this Agreement unless and until all matters incident to the consummation of the transactions contemplated herein, and the Lender shall have received, reviewed, and approved the following documents and other items, appropriately executed when necessary and, where applicable, acknowledged by one or more authorized officers of the Borrower, all in form and substance satisfactory to the Lender and dated, where applicable, of even date herewith or a date prior thereto and acceptable to the Lender:

          (a) multiple counterparts of this Agreement as requested by the Lender;

          (b) the Note;

          (c) copies of the Articles of Incorporation or Certificate of Incorporation and all amendments thereto and the bylaws and all amendments thereto of the Borrower, accompanied by a certificate issued by the secretary or an assistant secretary of the Borrower, to the effect that each such copy is correct and complete;

          (d) certificates of incumbency and signatures of all officers of the Borrower who are authorized to execute Loan Documents on behalf of the Borrower such entities, each such certificate being executed by the secretary or an assistant secretary of the Borrower;

          (e) copies of corporate resolutions approving the Loan Documents and authorizing the transactions contemplated herein and therein, duly adopted by the board of directors of the Borrower, accompanied by certificates of the secretary or an assistant secretary of the Borrower, to the effect that such copies are true and correct copies of resolutions duly adopted at a meeting or by unanimous consent of the board of directors of the Borrower, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the date of such certificate;

          (f) audited Financial Statements of the Borrower as of December 31, 2000;

          (g) certificates dated as of a recent date from the Secretary of State or other appropriate Governmental Authority evidencing the existence or qualification and good standing of the Borrower in its jurisdiction of incorporation and in any other jurisdictions where it does business; and

          (h) such other agreements, documents, instruments, opinions, certificates, waivers, consents, and evidence as the Lender may reasonably request.

          III.2 Each Loan. In addition to the conditions precedent stated elsewhere herein, the Lender shall not be obligated to make any Loan unless:

          (a) the Borrower shall have delivered to the Lender a Borrowing Request at least the requisite time prior to the requested date for the relevant Loan, and each statement or certification made in such Borrowing Request shall be true and correct in all material respects on the requested date for such Loan;

          (b) no Event of Default or Default shall exist or will occur as a result of the making of the requested Loan;

          (c) if requested by the Lender, the Borrower shall have delivered evidence reasonably satisfactory to the Lender substantiating any of the matters contained in this Agreement which are necessary to enable the Borrower to qualify for such Loan;

          (d) the Lender shall have received, reviewed, and approved such additional documents and items as described in Section 3.1 as may be requested by the Lender with respect to such Loan;

          (e) each of the representations and warranties contained in this Agreement shall be true and correct in all material respects and shall be deemed to be repeated by the Borrower as if made on the requested date for such Loan (except that the representation in the last sentence of Section
     4.5 shall not be deemed to have been repeated upon the requested date for such Loan).

          (f) neither the consummation of the transactions contemplated hereby nor the making of such Loan shall contravene, violate, or conflict with any Requirement of Law;

          (g) the Lender shall have received the payment of all Facility Fees and other fees payable to the Lender hereunder and reimbursement from the Borrower, or special legal counsel for the Lender shall have received payment from the Borrower, for (i) all reasonable fees and expenses of counsel to the Lender for which the

     Borrower is responsible pursuant to applicable provisions of this Agreement and for which invoices have been presented as of or prior to the date of the relevant Loan, and (ii) estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with the filing and recordation of any Security Instruments, for which invoices have been presented as of or prior to the date of the requested Loan; and

          (h) all matters incident to the consummation of the transactions hereby contemplated shall be satisfactory to the Lender.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

          To induce the Lender to enter into this Agreement and to make the Loans, the Borrower represents and warrants to the Lender (which representations and warranties shall survive the delivery of the Note) that:

          IV.1 Due Authorization. The execution and delivery by the Borrower of this Agreement and the borrowings hereunder, the execution and delivery by the Borrower of the Note, the repayment of the Note and interest and fees provided for in the Note and this Agreement, and the performance of all obligations of the Borrower under the Loan Documents are within the power of the Borrower, have been duly authorized by all necessary corporate action by the Borrower, and do not and will not (a) require the consent of any Governmental Authority, (b) contravene or conflict with any Requirement of Law, (c) contravene or conflict with any indenture, instrument, or other agreement to which the Borrower is a party or by which any Property of the Borrower may be presently bound or encumbered, or (d) result in or require the creation or imposition of any Lien in, upon or of any Property of the Borrower under any such indenture, instrument, or other agreement, other than the Loan Documents.

          IV.2 Corporate Existence. The Borrower is a corporation duly organized, legally existing, and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and is in good standing in all jurisdictions wherein the ownership of Property or the operation of its business necessitates same, other than those jurisdictions wherein the failure to so qualify will not have a Material Adverse Effect.

          IV.3 Valid and Binding Obligations. All Loan Documents, when duly executed and delivered by the Borrower, will be the legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

          IV.4 Title to Assets. The Borrower has good and indefeasible title to all of its Properties, free and clear of all Liens except Permitted Liens.

          IV.5 Scope and Accuracy of Financial Statements. The Financial Statements of the Borrower as of December 31, 2000, present fairly the financial position and results of operations and cash flows of the Borrower in accordance with GAAP as at the relevant point in time or for the period indicated, as applicable. No event or circumstance has occurred since December 31, 2000, which could reasonably be expected to have a Material Adverse Effect.

          IV.6 No Material Misstatements. No information, exhibit, statement, or report furnished to the Lender by or at the direction of the Borrower in connection with this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date made or deemed made.

          IV.7 Liabilities, Litigation, and Restrictions. Other than as listed under the heading "Liabilities" on Exhibit IV attached hereto, the Borrower has no liabilities, direct, or contingent, which may materially and adversely affect its business or operations. Except as set forth under the heading "Litigation" on Exhibit IV hereto, no litigation or other action of any nature affecting the Borrower is pending before any Governmental Authority or, to the best knowledge of the Borrower, threatened against or affecting the Borrower which might reasonably be expected to result in any impairment of its ownership of its Property or have a Material Adverse Effect. To the best knowledge of the Borrower, after due inquiry, no unusual or unduly burdensome restriction, restraint or hazard exists by contract, Requirement of Law, or otherwise relative to the business or operations of the Borrower other than such as relate generally to Persons engaged in business activities similar to those conducted by the Borrower.

          IV.8 Authorizations; Consents. Except as expressly contemplated by this Agreement, no authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any Governmental Authority or any other Person is required to authorize or is otherwise required in connection with the valid execution and delivery by the Borrower of the Loan Documents or any instrument contemplated hereby, the repayment by the Borrower of the Note and interest and fees provided in the Note and this Agreement, or the performance by the Borrower of the Obligations.

          IV.9 Compliance with Laws. The Borrower and its Property are in compliance with all applicable Requirements of Law, including, without limitation, Environmental Laws, and ERISA, except to the extent non-compliance with any such Requirements of Law could not reasonably be expected to have a Material Adverse Effect.

          IV.10  ERISA.   No Reportable Event has occurred with respect to any
Single Employer Plan, and each Single Employer Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. To the best knowledge of the Borrower, (a) no Reportable Event has occurred with respect to any Multiemployer Plan, and (b) each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Single Employer Plan maintained by the Borrower or any Commonly Controlled Entity (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability. As of the most recent valuation date applicable to any Multiemployer Plan, neither the Borrower nor any Commonly

Controlled Entity would become subject to any liability under ERISA if the Borrower or such Commonly Controlled Entity were to withdraw completely from such Multiemployer Plan. Neither the Borrower nor any Commonly Controlled Entity has received notice that any Multiemployer Plan is Insolvent or in Reorganization. To the best knowledge of the Borrower, no such Insolvency or Reorganization is reasonably likely to occur. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower and all Commonly Controlled Entities for post-retirement benefits to be provided to the current and former employees of the Borrower and all Commonly Controlled Entities under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) will, in the aggregate, have a Material Adverse Effect.

          IV.11 Environmental Laws. To the best knowledge and belief of the Borrower, except as would not have a Material Adverse Effect, or as described on
Exhibit IV under the heading "Environmental Matters:"

          (a) no Property of the Borrower is currently on or has ever been on any federal or state list of Superfund Sites;

          (b) no Hazardous Substances have been generated, transported, and/or disposed of by the Borrower at a site which was, at the time of such generation, transportation, and/or disposal, or has since become, a Superfund Site;

          (c) except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, no Release of Hazardous Substances by the Borrower or from, affecting, or related to any Property of the Borrower or adjacent to any Property of the Borrower has occurred; and

          (d) no Environmental Complaint has been received by the Borrower.

          IV.12 Compliance with Federal Reserve Regulations. No transaction contemplated by the Loan Documents is in violation of any regulations promulgated by the Board of Governors of the Federal Reserve System, including, without limitation, Regulations G, T, U, or X.

          IV.13 Investment Company Act Compliance. The Borrower is not, nor is the Borrower directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" or an "affiliated person" of an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          IV.14 Public Utility Holding Company Act Compliance. The Borrower is not a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          IV.15 Proper Filing of Tax Returns; Payment of Taxes Due. The Borrower has duly and properly filed its United States income tax return and all other tax returns which are required to be filed and has paid all taxes due except such as are being contested in good faith and as to which adequate provisions and disclosures have been made. The respective charges and reserves on the books of the Borrower with respect to taxes and other governmental charges are adequate.

          IV.16  Casualties or Taking of Property.  Except as disclosed on
Exhibit IV under the heading "Casualties," since December 31, 2000, neither the business nor any Property of the Borrower has been materially adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property, or cancellation of contracts, permits, or concessions by any Governmental Authority, riot, activities of armed forces, or acts of God.

          IV.17 Locations of Borrower. The principal place of business and chief executive office of the Borrower is located at the address of the Borrower set forth in Section 8.3 or at such other location as the Borrower may have, by proper written notice hereunder, advised the Lender, provided that such other location is within a state in which appropriate financing statements from the Borrower in favor of the Lender have been filed.

          IV.18 Subsidiaries. The Borrower has no Subsidiaries except those described on Exhibit IV under the heading "Subsidiaries".


                                 ARTICLE V
                                 ---------

                                 AFFIRMATIVE COVENANTS
                                 ---------------------

          So long as any Obligation remains outstanding or unpaid or any Commitment exists, the Borrower shall:

          V.1 Maintenance and Access to Records . Keep adequate records, in accordance with GAAP, of all its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined, and promptly following the reasonable request of the Lender, make such records available for inspection by the Lender and, at the expense of the Borrower, allow the Lender to make and take away copies thereof.

          V.2 Quarterly Financial Statements; Compliance Certificates . Deliver to the Lender, (a) on or before the 45th day after the close of each of the first three quarterly periods of each fiscal year of the Borrower, a copy of the Form 10-Q filed with the SEC under the Securities Exchange Act of 1934 with respect to such quarterly period, and (b) on or before the 45th day after the close of each fiscal quarter, with the exception of the last fiscal quarter, a Compliance Certificate.

          V.3 Annual Financial Statements. Deliver to the Lender, on or before the 90th day after the close of each fiscal year of the Borrower, a copy of the Form 10-K filed with the SEC under the Securities Exchange Act of 1934 with respect to such fiscal year and a Compliance Certificate.

          V.4 Notices of Certain Events. Deliver to the Lender, immediately upon having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by a Responsible Officer of the Borrower and setting forth the relevant event or circumstance and the steps being taken by the Borrower with respect to such event or circumstance:

          (a) any Default or Event of Default;

          (b) any default or event of default under any contractual obligation of the Borrower, or any litigation, investigation, or proceeding between the Borrower and any Governmental Authority which, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          (c) any litigation or proceeding involving the Borrower as a defendant or in which any Property of the Borrower is subject to a claim and in which the amount involved is $1,000,000 or more and which is not covered by insurance or in which injunctive or similar relief is sought;

          (d) the receipt by the Borrower of any Environmental Complaint;

          (e) any actual, proposed, or threatened testing or other investigation by any Governmental Authority or other Person concerning the environmental condition of, or relating to, any Property of the Borrower following any allegation of a violation of any Requirement of Law;

          (f) any Release of Hazardous Substances by the Borrower or from, affecting, or related to any Property of the Borrower except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, or the violation of any Environmental Law, or the revocation, suspension, or forfeiture of or failure to renew, any permit, license, registration, approval, or authorization which could reasonably be expected to have a Material Adverse Effect;

          (g) any change in the Senior Management of the Borrower;

          (h) any Reportable Event or imminently expected Reportable Event with respect to any Plan; any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan; the institution of proceedings or the taking of any other action by the PBGC, the Borrower, or any Commonly Controlled Entity or Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; or any Prohibited Transaction in connection with any Plan or any trust created thereunder and the action being taken by the Internal Revenue Service with respect thereto, which, in each case, could reasonably be expected to have a Material Adverse Effect; and

          (i) any other event or condition which could reasonably be expected to have a Material Adverse Effect.

          V.5 Additional Information. Furnish to the Lender, promptly upon the request of the Lender, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Borrower as the Lender may from time to time request.

          V.6 Compliance with Laws. Except to the extent the failure to comply or cause compliance would not have a Material Adverse Effect, comply with all applicable Requirements of Law, including, without limitation, (a) Environmental Laws, and (b) all permits, licenses, registrations, approvals, and authorizations (i) related to any natural or environmental resource or media located on, above, within, in the vicinity of, related to or affected by any Property of the Borrower, (ii) required for the performance of the operations of the Borrower, or (iii) applicable to the use, generation, handling, storage, treatment, transport, or disposal of any Hazardous Substances; and cause all employees, crew members, agents, contractors, subcontractors, and future lessees (pursuant to appropriate lease provisions) of the Borrower, while such Persons are acting within the scope of their relationship with the Borrower, to comply with all such Requirements of Law as may be necessary or appropriate to enable the Borrower to so comply.

          V.7 Payment of Assessments and Charges. Pay all taxes, assessments, governmental charges, rent, and other Indebtedness which, if unpaid, might become a Lien against the Property of the Borrower, except any of the foregoing being contested in good faith and as to which adequate reserve in accordance with GAAP has been established or unless failure to pay would not have a Material Adverse Effect.

          V.8 Maintenance of Corporate Existence and Good Standing. Maintain its corporate existence or qualification and good standing in its jurisdictions of incorporation and in all jurisdictions wherein the Property now owned or hereafter acquired or business now or hereafter conducted necessitates same, unless the failure to do so would not have a Material Adverse Effect.

          V.9 Payment of Notes; Performance of Obligations. Pay the Note according to the reading, tenor, and effect thereof, as modified hereby, and do and perform every act and discharge all of its other Obligations.

          V.10 Further Assurances. Promptly cure any defects in the execution and delivery of any of the Loan Documents and all agreements contemplated thereby, and execute, acknowledge, and deliver such other assurances and instruments as shall, in the opinion of the Lender, be necessary to fulfill the terms of the Loan Documents.

          V.11 Initial Fees and Expenses of Counsel to Lender. Upon request by the Lender, promptly reimburse the Lender for all reasonable fees and expenses of Jackson Walker L.L.P., special counsel to the Lender, in connection with the preparation of this Agreement and all documentation contemplated hereby, the satisfaction of the conditions precedent set forth herein, and the consummation of the transactions contemplated in this Agreement.

          V.12 Subsequent Fees and Expenses of Lender. Upon request by the Lender, promptly reimburse the Lender (to the fullest extent permitted by law) for all amounts reasonably expended, advanced, or incurred by or on behalf of the Lender to satisfy any obligation of the Borrower under any of the Loan Documents; to collect the Obligations; to ratify, amend, restate, or prepare additional Loan Documents, as the case may be; which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrower by the Lender and which amounts shall include, but not be limited to (a) all court costs, (b) reasonable attorneys' fees, (c) reasonable fees and expenses of auditors and accountants incurred to protect the interests of the Lender, (d) fees and expenses incurred in connection with the participation by the Lender as a member of the creditors' committee in a case commenced under any Insolvency Proceeding, (e) fees and expenses incurred in connection with lifting the automatic stay prescribed in (S)362 Title 11 of the United States Code, and (f) fees and expenses incurred in connection with any action pursuant to (S)1129 Title 11 of the United States Code all reasonably incurred by the Lender in connection with the collection of any sums due under the Loan Documents, together with interest at the per annum interest rate equal to the Floating Rate, calculated on a basis of a calendar year of 365 or 366 days, as the case may be,, counting the actual number of days elapsed, on each such amount from the date of notification that the same was expended, advanced, or incurred by the Lender until the date it is repaid to the Lender, with the obligations under this Section surviving the non-assumption of this Agreement in a case commenced under any Insolvency Proceeding and being binding upon the Borrower and/or a trustee, receiver, custodian, or liquidator of the Borrower appointed in any such case.

          V.13 Maintenance of Insurance. Maintain insurance with respect to its Properties and businesses against such liabilities, casualties, risks, and contingencies as is customary in the relevant industry and sufficient to prevent a Material Adverse Effect, all such insurance to be in amounts and from insurers acceptable to the Lender and, upon any renewal of any such insurance and at other times upon request by the Lender, furnish to the Lender evidence, satisfactory to the Lender, of the maintenance of such insurance.

          V.14 INDEMNIFICATION. INDEMNIFY AND HOLD THE LENDER AND ITS SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT, AND AFFILIATES AND EACH TRUSTEE FOR THE BENEFIT OF THE LENDER UNDER ANY SECURITY INSTRUMENT HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES, CHARGES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS AND ORDERS, JUDGMENTS, REMEDIAL ACTIONS, REQUIREMENTS AND ENFORCEMENT ACTIONS OF ANY KIND, AND ALL COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES AND EXPENSES), ARISING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, FROM THE PERFORMANCE AND ENFORCEMENT OF THIS LOAN DOCUMENT, OR ANY OTHER ACT OR OMISSION IN CONNECTION WITH OR RELATED TO THIS LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY; WITH THE FOREGOING INDEMNITY SURVIVING SATISFACTION OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

                                  ARTICLE VI

                              NEGATIVE COVENANTS

          So long as any Obligation remains outstanding or unpaid or any Commitment exists, the Borrower will not:

          VI.1 Indebtedness. Create, incur, assume, or suffer to exist any Indebtedness, whether by way of loan or otherwise; provided, however, the foregoing restriction shall not apply to (a) the Obligations, (b) unsecured accounts payable incurred in the ordinary course of business, which are not unpaid in excess of 180 days beyond invoice date or are being contested in good faith and as to which such reserve as is required by GAAP has been made, and (c) Permitted Indebtedness.

          VI.2 Liens. Create, incur, assume, or suffer to exist any Lien on any of its Property, whether now owned or hereafter acquired; provided, however, the foregoing restrictions shall not apply to Permitted Liens.

          VI.3 Changes in Corporate Structure. Enter into any transaction of consolidation, merger, or amalgamation in which Borrower is not the surviving entity; liquidate, wind up, or dissolve (or suffer any liquidation or dissolution).

          VI.4  Dividends and Distributions.   Declare, pay, or make, whether
in cash or Property of the Borrower, any dividend or distribution on, or purchase, redeem, or otherwise acquire for value, any share of any class of its capital stock at any time that a Default or Event of Default exists; provided, however, the foregoing restriction shall not apply to dividends paid in capital stock of the Borrower.

          VI.5 ERISA Compliance. Permit any Plan maintained by it or any Commonly Controlled Entity to (a) engage in any Prohibited Transaction, (b) incur any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA, or (c) terminate in a manner which could result in the imposition of a Lien on any Property of the Borrower pursuant to Section 4068 of ERISA; or assume an obligation to contribute to any Multiemployer Plan; or acquire any Person or the assets of any Person which has now or has had at any time an obligation to contribute to any Multiemployer Plan.

          VI.6 Transactions with Subsidiaries. Directly or indirectly, enter into any material transaction (including the sale, lease, or exchange of Property or the rendering of service) with any of its Subsidiaries, other than upon fair and reasonable terms no less favorable than could be obtained in an arm's length transaction with a Person which was not a Subsidiary.

          VI.7 Tangible Net Worth. Permit Tangible Net Worth as of the close of any fiscal quarter to be less than $145,000,000 for all periods beginning with the March 31, 2001 Financial Statements, plus 75% of positive Net Income beginning July 1, 2001.

          VI.8 Funded Debt to EBITDA. Permit the ratio of Funded Debt to EBITDA, at the close of any fiscal quarter, beginning with the March 31, 2001 Financial Statements, for the previous four quarters to be more than the Permitted Ratio (herein defined). This ratio shall be calculated on a rolling four quarter basis. As used herein, the term "Permitted Ratio" shall mean (i) 3.00 to 1.00 for each quarter ending on March 31, 2002 or before and (ii) 2.75 to 1.00 for each quarter ending June 30, 2002 or later.

          VI.9 EBIT to Interest Expense. Permit the ratio of EBIT to Interest Expense, at the close of any fiscal quarter, beginning with the March 31, 2001 Financial Statements for the previous four quarters to be less than 2.50 to
1.00. This ratio shall be calculated on a rolling four quarter basis.


                                  ARTICLE VII

                               EVENTS OF DEFAULT

          VII.1 Enumeration of Events of Default. Any of the following events shall constitute an Event of Default:

          (a) default shall be made in the payment when due of any installment of principal or interest under this Agreement or the Note or in the payment when due of any fee or other sum payable under any Loan Document and such default as to interest or fees only shall have continued for three days after notice has been given by Lender to Borrower;

          (b) default shall be made by the Borrower in the due observance or performance of any of its obligations under the Loan Documents, and such default shall continue for 30 days after notice thereof to the Borrower by the Lender;

          (c) any representation or warranty made by the Borrower in any of the Loan Documents proves to have been untrue in any material respect or any representation, statement (including Financial Statements), certificate, or data furnished or made to the Lender in connection herewith proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;

          (d) default shall be made by the Borrower (as principal or guarantor or other surety) in the payment or performance of any bond, debenture, note, or other Indebtedness or under any credit agreement, loan agreement, indenture, promissory note, or similar agreement or instrument executed in connection with any of the foregoing, and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto;

          (e) the Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, or liquidator of it or all or a substantial part of its assets, (ii) file a voluntary petition commencing an Insolvency Proceeding, (iii) make a general assignment for the benefit of creditors,
     (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in any Insolvency Proceeding;

          (f) an order, judgment, or decree shall be entered against the Borrower by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any Insolvency Proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian, or liquidator of it or all or any substantial part of its assets, and such order, judgment, or decree shall not be dismissed or stayed within 30 days;

          (g) the levy against any significant portion of the Property of the Borrower, or any execution, garnishment, attachment, sequestration, or other writ or similar proceeding which is not permanently dismissed or discharged within 30 days after the levy;

          (h) a final and non-appealable order, judgment, or decree shall be entered against the Borrower for money damages and/or Indebtedness due in an amount in excess of $100,000, and such order, judgment, or decree shall not be paid, dismissed or stayed within 30 days;

          (i) any charges are filed or any other action or proceeding is instituted by any Governmental Authority against the Borrower under the Racketeering Influence and Corrupt Organizations Statute (18 U.S.C. (S)1961 et seq.), the result of which could be the forfeiture or transfer of any material Property of the Borrower subject to a Lien in favor of the Lender without (i) satisfaction or provision for satisfaction of such Lien, or
     (ii) such forfeiture or transfer of such Property being expressly made subject to such Lien;

          (j) the Borrower shall have (i) concealed, removed, or diverted, or permitted to be concealed, removed, or diverted, any part of its Property, with intent to hinder, delay, or defraud its creditors or any of them, (ii) made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance, or similar law, (iii) made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or (iv) shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint which is not vacated within 30 days from the date thereof;

          (k) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan which could reasonably be expected to have a Material Adverse Effect; any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan for which an excise tax is due or would be due in the absence of a waiver; a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA; any Single Employer Plan shall terminate for purposes of Title IV of ERISA; the Borrower or any Commonly Controlled Entity shall incur, or in the reasonable opinion of the Lender, be likely to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; or any other event or condition shall occur or exist with respect to a Plan and the result of such events or conditions referred to in this Section 7.1 could subject the Borrower or any Commonly Controlled Entity to any tax (other than an excise tax under Section 4980 of the Code), penalty or other liabilities which taken in the aggregate would have a Material Adverse Effect and any such circumstance shall exist for in excess of 30 days; or

          (l) any change in two-thirds (2/3) of the Senior Management without the prior written consent of the Lender and if Lender does not consent, the Borrower shall have 180 days from written notice by the Lender of its lack of consent to elect new Senior Management acceptable to the Lender.

          VII.2 Remedies. (a Upon the occurrence of an Event of Default specified in Sections 7.1(f) or 7.1(g), immediately and without notice, (i) all Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower; (ii) the Commitment shall immediately cease and terminate unless and until reinstated by the Lender in writing; and (iii) the Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Lender and any and all other indebtedness at any time owing by the Lender to or for the credit or account of the Borrower against any and all of the Obligations although such Obligations may be unmatured.

          (b Upon the occurrence of any Event of Default other than those specified in Sections 7.1(f) or 7.1(g), (i) the Lender may, by notice to the Borrower, declare all Obligations immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower; (ii) the Commitment shall immediately cease and terminate unless and until reinstated by the Lender in writing; and (iii) the Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Lender and any and all other indebtedness at any time owing by the Lender to or for the credit or account of the Borrower against any and all of the Obligations although such Obligations may be unmatured.

          (c Upon the occurrence of any Event of Default, the Lender may, in addition to the foregoing in this Section, exercise any or all of its rights and remedies provided by law or pursuant to the Loan Documents.


                                 ARTICLE VIII

                                 MISCELLANEOUS

          VIII.1 Transfers; Participations. The Lender may , at any time, sell, transfer, assign, or grant participations of up to 40% of the Obligations to a bank or banks mutually agreeable to Lender and Borrower.

          VIII.2 Survival of Representations, Warranties, and Covenants. All representations and warranties of the Borrower and all covenants and agreements herein made shall survive the execution and delivery of the Note and shall remain in force and effect so long as any Obligation is outstanding or any Commitment exists.

          VIII.3 Notices and Other Communications. Except as to oral notices expressly authorized herein, which oral notices shall be confirmed in writing, all notices, requests, and communications hereunder shall be in writing (including by telecopy). Unless otherwise expressly provided herein, any such notice, request, demand, or other communication shall be deemed to have been duly given or made when delivered by hand, or, in the case of delivery by mail, when deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of telecopy notice, when receipt thereof is acknowledged orally or by written confirmation report, addressed as follows:

          (a   if to the Lender, to:

               Guaranty Bank, FSB
               333 Clay Street, Suite 4400
               Houston, Texas  77002
               Attention:  A.R. Gralla, Jr.
               Telecopy:  (713) 759-1780

          (b   if to the Borrower, to:

               Dril-Quip, Inc.
               13550 Hempstead Highway
               Houston, Texas 77040
               Attention: J. Mike Walker
               Telecopy: (713) 939-5329

          (c   with a copy to:

               Dril-Quip, Inc.
               13550 Hempstead Highway
               Houston, Texas 77040
               Attention: Jerry Brooks
               Telecopy: (713) 690-6303

          Any party may, by proper written notice hereunder to the others, change the individuals or addresses to which such notices to it shall thereafter be sent.

          VIII.4 Parties in Interest. Subject to applicable restrictions contained herein, all covenants and agreements herein contained by or on behalf of the Borrower or the Lender shall be binding upon and inure to the benefit of the Borrower or the Lender, as the case may be, and their respective legal representatives, successors, and assigns.

          VIII.5 Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of the Lender and the Borrower. No other Person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of provisions hereof in accordance with their terms, and any or all of such provisions may be freely waived in whole or in part by the Lender at any time if in its sole discretion it deems it advisable to do so.

          VIII.6 Renewals; Extensions. All provisions of this Agreement relating to the Note shall apply with equal force and effect to each promissory note hereafter executed which in whole or in part represents a renewal or extension of any part of the Indebtedness of the Borrower under this Agreement, the Note, or any other Loan Document.

          VIII.7 No Waiver; Rights Cumulative. No course of dealing on the part of the Lender, its officers or employees, nor any failure or delay by the Lender with respect to exercising any of its rights under any Loan Document shall operate as a waiver thereof. The rights of the Lender under the Loan Documents shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right. The making of any Loan shall not constitute a waiver of any of the covenants, warranties, or conditions of the Borrower contained herein. In the event the Borrower is unable to satisfy any such covenant, warranty, or condition, the making of any Loan shall not have the effect of precluding the Lender from thereafter declaring such inability to be an Event of Default as hereinabove provided.

          VIII.8 Survival Upon Unenforceability. In the event any one or more of the provisions contained in any of the Loan Documents or in any other instrument referred to herein or executed in connection with the Obligations shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of any Loan Document or of any other instrument referred to herein or executed in connection with such Obligations.

          VIII.9 Amendments; Waivers. Neither this Agreement nor any provision hereof may be amended, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge, or termination is sought.

          VIII.10 Controlling Agreement. In the event of a conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.

          VIII.11 GOVERNING LAW. THIS AGREEMENT AND THE NOTE SHALL BE DEEMED TO BE CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT CHAPTER 345 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY.

          VIII.12 JURISDICTION AND VENUE. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE LITIGATED, AT THE SOLE DISCRETION AND ELECTION OF THE LENDER, IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS. THE BORROWER HEREBY SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY THE LENDER IN ACCORDANCE WITH THIS SECTION.

          VIII.13 ENTIRE AGREEMENT. THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF. FURTHERMORE, IN THIS REGARD, THIS AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.

          VIII.14 Counterparts. For the convenience of the parties, this Agreement may be executed in multiple counterparts, each of which for all purposes shall be deemed to be an original, and all such counterparts shall together constitute but one and the same Agreement.

          VIII.15 Confidentiality. Lender agrees to keep confidential any information furnished or made available to it by Borrower pursuant to this Agreement; provided that nothing herein shall prevent Lender from disclosing such information (a) to any affiliate of Lender, or any officer, director, employee, agent, or advisor of Lender or affiliate of any Lender, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any law, rule, or regulations, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority,
(f) that is or becomes available to the public or that is or becomes available to Lender other than as a result of a disclosure by Lender prohibited by this Agreement, (g) to the extent required by any subpoena or other judicial process in connection with any litigation to which Lender or any of its affiliates may be a party, and (h) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Document. Lender shall impose upon each and every recipient of any information disclosed by Lender pursuant to clauses (a) or (b) above the obligation of confidentiality that is contained in this Section 8.15 such that any subsequent disclosure by any such recipient that is not otherwise permitted by the provisions hereof shall be deemed to be a violation of the provisions of this Section 8.15 by Lender.

          IN WITNESS WHEREOF, this Agreement is deemed executed effective as of the date first above written.

                                BORROWER:

                                DRIL-QUIP, INC.



                                By: /s/ J. MIKE WALKER
                                    ___________________________
                                    J. Mike Walker
                                    Co-Chairman



                                LENDER:

                                GUARANTY BANK, FSB



                                By: /s/ ARTHUR R. GRALLA, JR.
                                    ___________________________
                                    Arthur R. Gralla, Jr.
                                    Senior Vice President

                                   EXHIBIT I


                                 FORM OF NOTE

                                PROMISSORY NOTE

$50,000,000                     Houston, Texas                      May 18, 2001

          FOR VALUE RECEIVED and WITHOUT GRACE, the undersigned ("Maker") promises to pay to the order of GUARANTY BANK, FSB ("Payee"), at its banking quarters in Houston, Harris County, Texas, the sum of FIFTY MILLION DOLLARS ($50,000,000), or so much thereof as may be advanced against this Note pursuant to the Credit Agreement dated of even date herewith by and between Maker and Payee (as amended, restated, or supplemented from time to time, the "Credit Agreement"), together with interest at the rates and calculated as provided in the Credit Agreement.

          Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.

          This Note is issued pursuant to, is the "Note" under, and is payable as provided in the Credit Agreement. Subject to compliance with applicable provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Credit Agreement.

          THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT CHAPTER 345 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS NOTE.

                                DRIL-QUIP, INC.



                                By: ___________________________
                                    J. Mike Walker
                                    Co-Chairman

                                  EXHIBIT II

                           FORM OF BORROWING REQUEST


Guaranty Bank, FSB
333 Clay Street, Suite 4400
Houston, Texas  77002
Attention: A.R. Gralla, Jr.

     Re: Credit Agreement dated as of May 18, 2001, by and between GUARANTY BANK, FSB and DRIL-QUIP, INC. (as amended, restated, or supplemented from time to time, the "Credit Agreement")

Ladies and Gentlemen:

          Pursuant to the Credit Agreement, the Borrower hereby makes the requests indicated below:

     1.   Loans

     (a)  Amount of new Loan: $________________

     (b)  Requested funding date: ___________, 19___

     (c)  $________________ of such Loan is to be a Floating Rate Loan;

          $________________ of such Loan is to be a LIBO Rate Loan.

     (d)  Requested Interest Period for LIBO Rate Loan: ____ months.


     2.   Continuation or conversion of LIBO Rate Loan maturing on __________:

     (a) Amount to be continued as a LIBO Rate Loan is $____________________, with an Interest Period of ____ months;

     (b)  Amount to be converted to a Floating Rate Loan is $________________;
          and


     3.   Conversion of Floating Rate Loan:

     (a)  Requested conversion date: __________, 19____.

     (b) Amount to be converted to a LIBO Rate Loan is $________, with an Interest Period of _____ months.

          The undersigned certifies that he[she] is the __________ of the Borrower, has obtained all consents necessary, and as such he[she] is authorized to execute this request on behalf of the Borrower. The undersigned further certifies, represents, and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested borrowing, continuation, or conversion under the terms and conditions of the Credit Agreement.

          Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

                                Very truly yours,

                                DRIL-QUIP, INC.


                                By: ___________________________
                                    Jerry Brooks
                                    Chief Financial Officer

                                  EXHIBIT III

                        FORM OF COMPLIANCE CERTIFICATE

                             ______________, 19__


Guaranty Bank, FSB
333 Clay Street, Suite 4400
Houston, Texas  77002
Attention:  A. R. Gralla, Jr.

     Re: Credit Agreement dated as of May 18, 2001, by and between GUARANTY BANK, FSB and DRIL-QUIP, INC. (as amended, restated, or supplemented from time to time, the "Credit Agreement")

Ladies and Gentlemen:

          Pursuant to applicable requirements of the Credit Agreement, the undersigned, as a Responsible Officer of the Borrower, hereby certifies to you the following information as true and correct as of the date hereof or for the period indicated, as the case may be:

     1. To the best of the knowledge of the undersigned, no Default or Event of Default exists as of the date hereof or has occurred since the date of our previous certification to you, if any.

     1. To the best of the knowledge of the undersigned, the following Defaults or Events of Default exist as of the date hereof or have occurred since the date of our previous certification to you, if any, and the actions set forth below are being taken to remedy such circumstances:

     2. The compliance of the Borrower with the financial covenants of the Credit Agreement, as of the close of business on ____________________, is evidenced by the following:

     (a) Section 6.7: Tangible Net Worth. Permit Tangible Net Worth as of the close of any fiscal quarter to be less than $145,000,000 for all periods beginning with the March 31, 2001 Financial Statements, plus 75% of positive Net Income beginning July 1, 2001.

                                    Actual

                                 ______ to 1.0

     (b) Section 6.8: Funded Debt to EBITDA. Permit the ratio of Funded Debt to EBITDA, at the close of any fiscal quarter, beginning with the March 31, 2001 Financial Statements, for the previous four quarters to be more than the Permitted Ratio (herein

                                     III-i
          defined). This ratio shall be calculated on a rolling four quarter basis. As used herein, the term "Permitted Ratio" shall mean (i) 3.00 to 1.00 for each quarter ending on March 31, 2002 or before and (ii)
          2.75 to 1.00 for each quarter ending June 30, 2002 or later.

                                    Actual

                                 ______ to 1.0

     (c) Section 6.9: EBIT to Interest Expense. Permit the ratio of EBIT to Interest Expense, at the close of any fiscal quarter, beginning with the March 31, 2001 Financial Statements for the previous four quarters to be less than 2.50 to 1.00. This ratio shall be calculated on a rolling four quarter basis.

                                    Actual

                                 ______ to 1.0

          Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

                                Very truly yours,

                                DRIL-QUIP, INC.



                                By: ___________________________
                                    Jerry Brooks
                                    Chief Financial Officer

                                    III-ii

                                  EXHIBIT IV


                                  DISCLOSURES


Section 4.7                     Liabilities

                                None

                                Litigation

                                None


Section 4.11                    Environmental Matters

                                None


Section 4.16                    Casualties

                                None


Section 4.18                    Subsidiaries

                                Dril-Quip (Europe), Limited
                                Dril-Quip Asia Pacific P.T.E., Ltd.
                                DQ Holding PTY, Ltd.
                                Dril-Quip do Brasil, Ltda.
                                Dril-Quip France SARL
                                Dril-Quip (Nigeria) Ltd.
                                Dril-Quip (Angola) Lda.

                                     IV-i